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                                                                Exhibit 10(l)

                PURCHASE AND ASSUMPTION AGREEMENT

     THIS AGREEMENT, entered into this 16th day of August, 1995, is by and between FIRST BANK, a state banking corporation organized and existing under the laws of the state of North
Carolina, with its principal office in Troy, North Carolina
("Purchaser") and FIRST SCOTLAND BANK, a state banking corporation organized and existing under the laws of the state of North
Carolina, with its principal office in Laurinburg, North Carolina
("Seller").

                      BACKGROUND STATEMENT

     Seller is a North Carolina banking institution with three offices located in Laurinburg, Maxton and Rockingham. Seller desires to sell and Purchaser desires to purchase certain assets and assume certain liabilities of Seller, including but not limited to the assets and liabilities related to Seller's offices in Rockingham and Laurinburg, upon the terms and conditions set forth herein.

                     STATEMENT OF AGREEMENT

     In consideration of the premises and the mutual covenants contained herein, the parties hereto, for themselves, their successors and assigns, agree as follows:


                     ARTICLE 1.  DEFINITIONS.

     1.1 "Agreement in Principle" shall mean the Agreement in Principle, dated as of April 26, 1995, between Purchaser, Seller and Claude E. Smith, Jr.

     1.2  "Assets" shall mean the following:

     (a) all right, title and interest of Seller in and to the Seller Real Property;

     (b) all right, title and interest of Seller in and to the furniture, fixtures and equipment owned or (to the extent of the lessee's interest) leased by Seller and located at either of the Offices, except for signs and logos of Seller, and certain other furniture, fixtures and equipment, all as listed on EXHIBIT 1.2(b) attached hereto and made a part hereof;

     (c) all other tangible assets owned by Seller that relate to the Offices, except any right, title and interest of Seller in a certain automobile currently being utilized by Seller's chief executive officer;









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     (d)  all intangible assets owned by Seller that relate to the
Offices, including but not limited to cash, securities and goodwill, unless otherwise listed on EXHIBIT 1.2(d); and

     (e) certain contracts and agreements ancillary to Seller's business as listed on EXHIBIT 1.2(e) attached hereto and made apart hereof.

     1.3 "Balance Sheet" shall mean Seller's balance sheet as of the close of the month preceding the Closing Date.

     1.4 "Building Lease Agreement" shall mean the lease agreement, dated as of the Closing Date, between Purchaser and Tri-City, Inc. under which Tri-City, Inc. will lease to Purchaser certain real property and improvements thereon located at Tri-City Shopping Center, Rockingham, North Carolina, substantially in the form of EXHIBIT 1.4 attached hereto.

     1.5 "Closing Date" shall mean the date when the purchase and assumption described in this Agreement are consummated. Unless the parties otherwise agree, the Closing Date shall occur on the business day closest to the fifteenth day of the month following the month during which the final necessary regulatory approval required under SECTIONS 6.2, 6.3 and 6.4 is received and the last of any legally required waiting or protest periods has expired.

     1.6  "Closing Payment" shall have the meaning as defined in
SECTION 2.6.

     1.7 "Deposit Liabilities" shall mean, as reflected on the Balance Sheet, the: (i) deposits maintained by Seller at either of the Offices that are subject to check; (ii) amounts due trust companies, banks or bankers on instruments presented to Seller at either of the Offices for payment that have not been paid; (iii) savings accounts maintained with Seller at either of the Offices;
(iv) outstanding cashier's checks drawn by Seller at either of the Offices; and (v) certificates of deposits originated by Seller at either of the Offices.

     1.8 "Escrow Agent" shall mean the Escrow Agent appointed in the Escrow Agreement.

     1.9 "Escrow Agreement" shall mean the escrow agreement, dated as of the Closing Date, between Purchaser and Seller in the form substantially similar to EXHIBIT 1.9.

     1.10 "Laurinburg Office" shall mean that division of Seller that conducts its business in Laurinburg, North Carolina, with its sole office located at 909 South Main Street, Laurinburg, North
Carolina.

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     1.11 "Maxton Office" shall mean that division of Seller that conducts its business in Maxton, North Carolina, with its sole office located at 110 West Saunders Street, Maxton, North Carolina.

     1.12 "Net Book Value" shall mean the difference, as reflected on the Balance Sheet and as determined in accordance with generally accepted accounting principles, of the aggregated net book value of the Assets and the Outstanding Loans minus the net book value of the Deposit Liabilities and the Other Liabilities.

     1.13 "Offices" shall mean the Laurinburg Office and the Rockingham Office.

     1.14 "Other Liabilities" shall mean the liabilities and contracts of Seller listed on EXHIBIT 1.14.

     1.15 "Outstanding Loans" shall mean all of the outstanding loans made by Seller that originated from or are maintained by either of the Offices that are evidenced by notes, overdrafts or other documents, other than a loan from Seller to Laurel Hill Paper Company in the original principal amount of $875,000.

     1.16 "Purchaser Office" shall mean the division of Purchaser that conducts its business in Laurinburg, North Carolina, with its sole office located at 205 Fairley Street, Laurinburg, North
Carolina.

     1.17 "Purchaser Real Property" shall mean the real property on which the Purchaser Office is located, as more fully described on
EXHIBIT 1.17 hereto, together with all improvements thereon;

     1.18 "Rockingham Office" shall mean that division of Seller that conducts its business in Rockingham, North Carolina, with its sole office located at the Tri-City Shopping Center, Rockingham, North Carolina.

     1.19 "Seller Real Property" shall mean the real property on which the Laurinburg Office is situated, as more fully described on
EXHIBIT 1.19 hereto, together with all improvements thereon.

     1.20 "Settlement Amount" shall mean the Closing Payment less the book value of the Purchaser Real Property as reflected on Purchaser's balance sheet as of the last business day of the month immediately preceding the Closing Date.

     1.21 "Smith Agreement" shall mean the agreement between Claude
F. Smith, Jr. ("Smith") and Purchaser, whereby Smith agrees that
(i) for a period of three (3) years from the Closing Date, he will not, directly or indirectly, compete with Purchaser in the banking business in Cabarrus County, Chatham County, Davidson County, Guilford County, Montgomery County, Moore County, Randolph County, Richmond County, Robeson County, Scotland County, and Stanly

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County, North Carolina, (ii) he will vote the shares of Seller's stock owned by him in favor of the transaction contemplated by this Agreement in the event of such a shareholder vote, and (iii) he, or an entity controlled by him, will enter into the Building Lease Agreement as lessor.


                   ARTICLE 2.  TERMS OF SALE.

     2.1 SALE OF ASSETS. Seller shall sell and deliver to Purchaser and Purchaser shall purchase from Seller the Assets.

     2.2 SALE OF OUTSTANDING LOANS. Seller shall sell and deliver to Purchaser, and Purchaser shall purchase from Seller, Seller's rights in the Outstanding Loans (and the security therefore), including all records and documents of Seller pertaining thereto. Seller shall make available to Purchaser for inspection all information Purchaser requests concerning any of the Outstanding Loans.

     2.3 ASSUMPTION OF LIABILITIES. Purchaser shall assume, and Seller shall assign, the Deposit Liabilities and Other Liabilities. Purchaser's assumption of the Deposit Liabilities shall be in accordance with the terms of Seller's agreements with its customers existing as of the Closing Date. On the Closing Date, the parties shall enter into all documents necessary for Seller to assign to Purchaser, and for Purchaser to assume from Seller, liability for the payment and performance of Deposit Liabilities.

     2.4  COMMUNITY MORTGAGE CORPORATION.  Nothing in this
Agreement should be construed to require Purchaser to acquire any of the assets or liabilities relating to Seller's interest in the Community Mortgage Corporation.

     2.5 CLOSING BALANCE SHEET. No later than five (5) business days before the Closing Date, Seller will cause, at its expense, its independent accountants to deliver to Purchaser (i) the Balance Sheet, (ii) a comfort letter in form and substance satisfactory to Purchaser regarding the Balance Sheet (including but not limited to comfort regarding both the adequacy and allocation of the loan loss allowance to such loans), (iii) schedules of the Deposit Liabilities and the Outstanding Loans (including allocation of the loan loss allowance to such loans), and (iv) such other financial statements of Seller as Purchaser may request.

     2.6 PURCHASE PRICE. The total purchase price of the Assets shall be (i) Net Book Value plus a deposit premium of $540,000 (the "Closing Payment") plus (ii) the post-closing payment made pursuant to SECTION 2.9. The purchase price shall be settled as provided in
SECTION 2.7 and SECTION 2.8.

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     2.7  PAYMENT BY PURCHASER.  If the Settlement Amount is
greater than zero, the purchase price will be settled as follows:

     (a) On the Closing Date, Purchaser will transfer to Seller all right, title and interest of Purchaser in the Purchaser Real
Property;

     (b) If the Settlement Amount is more than or equal to $1,000,000, on the Closing Date Purchaser will transfer cash or securities (i) to the Escrow Agent, to be held pursuant to the Escrow Agreement, in the greater amount of (1) the Settlement Amount minus $400,000 or (2) $1,000,000; and (ii) to Seller in the amount of the difference between the Settlement Amount and the amount Purchaser placed in escrow pursuant to SECTION 2.7(b)(i); and

     (c) If the Settlement Amount is less than $1,000,000, Purchaser will transfer cash or securities in the amount of the Settlement Amount to the Escrow Agent, to be held pursuant to the Escrow Agreement, and Seller will transfer cash or securities to the Escrow Agent, to be held pursuant to the Escrow Agreement, in the amount of the difference between $1,000,000 and the Settlement Amount; and

     (d) Purchaser shall pay to Seller the post-closing payment as provided in SECTION 2.9.

     2.8 PAYMENT BY SELLER. If the Settlement Amount is zero or less, the purchase price will be settled as follows:

     (a) On the Closing Date, Purchaser will transfer to Seller all right, title and interest of Purchaser in the Purchaser Real
Property;

     (b) On the Closing Date, Seller will transfer cash or securities in the amount of $1,000,000 to the Escrow Agent, to be held pursuant to the Escrow Agreement;

     (c) On the Closing Date, Seller will transfer cash or securities to Purchaser in the amount of the Settlement Amount (for this purpose the Settlement Amount shall be treated as a positive number); and

     (d) Purchaser shall pay to Seller the post-closing payment as provided in SECTION 2.9.

     2.9 POST-CLOSING PAYMENT. Purchaser will pay Seller cash in an amount equal to twenty percent (20%) of Purchaser's net after-tax profits from normal banking operations (excluding any nonrecurring gains) derived from the Purchaser Office and the Offices, as reflected by the books and records of Purchaser (using Purchaser's normal and customary accounting practices), during the

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24-month period beginning on the first month-end following the
Closing Date. Such payment made pursuant to this SECTION 2.9 shall be made within twenty (20) days after the end of such 24-month period.

     2.10 LEASE OF ANNEX. Seller will lease to Purchaser for a period of six (6) months, at a rate of $500 per month, either (i) the annex teller window portion of the Purchaser Real Property or
(ii) the drive-up window inside the main building on the Purchaser Real Property (the "Leased Property"). Such lease will be on similar terms to those applicable to the current lessee of the annex teller window. Seller covenants to keep the Leased Property in good repair.

     2.11 LEASE OF BUILDING. Purchaser and Tri-City, Inc. will enter into the Building Lease Agreement under which Purchaser will lease, on a month-to-month basis, the real property on which the Rockingham Office is situated and the improvements thereon. The terms of the Building Lease Agreement will be substantially the same as those between Seller and Tri-City, Inc., except that the term shall be month-to-month and the lease agreement shall be subject to a six (6) month notice requirement (i) by Tri-City, Inc., for an increase in rent, or (ii) by Tri-City, Inc. or Purchaser for termination or other material change in the lease.

     2.12 COVENANT NOT TO COMPETE. Upon completion of the transaction contemplated under this Agreement, for a period of three (3) years from the Closing Date, Seller agrees that it will not, directly or indirectly, compete with Purchaser in the banking business in Cabarrus County, Chatham County, Davidson County, Guilford County, Montgomery County, Moore County, Randolph County, Richmond County, Robeson County, Scotland County, and Stanly County, North Carolina. In addition, Seller agrees that within five (5) days of the Closing Date, it will change its name to a name that is not similar to or likely to be confused with its current name or with the name of Purchaser or any of its affiliates.

     2.13 RESTRICTIONS ON USE OF THE PURCHASER REAL PROPERTY. Upon completion of the transaction contemplated under this Agreement, Seller agrees that it will not use the Purchaser Real Property thereon for a banking operation, and for a period of one (1) year from the Closing Date, will not, directly or indirectly, sell, lease or otherwise transfer the Purchaser Real Property to (i) any financial institution in Scotland County, North Carolina, (ii) any financial institution in a county contiguous thereto, or (iii) any other financial institution formed after the date of the Agreement in Principle.

     2.14 EMPLOYEE FUTURE EMPLOYMENT. Seller agrees not to solicit employment of employees employed by Purchaser at the Offices for a period of six (6) months after the Closing Date, except that Seller

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may continue to employ David Jones, chief executive officer of
Seller.

     2.15  ADDITIONAL OBLIGATIONS OF PURCHASER.

     (a) In addition to other obligations under this Agreement, Purchaser agrees to assume and discharge the duties and obligations of Seller, from and after the Closing Date, with respect to (i) the deposit accounts assumed by Purchaser in accordance with the terms and conditions of the contracts of deposit and the laws, rules and regulations applicable thereto, and (ii) the safe deposit box business at the Offices, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefor in advance to Seller, subject to the provisions of the rental agreements between it and the respective renters of such boxes. On the Closing Date, Seller shall assign, transfer and deliver to Purchaser such records as exist (in whatever form or medium maintained by Seller) pertaining to the safe deposit operations at the Offices, including all relevant safe deposit contracts. From and after the Closing Date, Purchaser shall assume all risks associated with granting access to and protecting the contents of safe deposit boxes located at the Offices.

     (b) Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records referred to in SECTION 2.16 for the joint benefit of itself and Seller, and that it will permit Seller or its representatives, at any reasonable time and at Seller's expense, to inspect, make extracts from or copies of, any such files, books of account, or records as Seller shall deem reasonably necessary.

     2.16  ADDITIONAL OBLIGATIONS OF SELLER.  On the Closing Date,
Seller shall:

     (a) deliver to Purchaser such of the assets purchased as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business at the Offices;

     (b) execute, acknowledge and deliver to Purchaser all such endorsements, assignments, bills of sale, warranty deeds, and other instruments of conveyance, assignment and transfer as shall reasonably be necessary or advisable to consummate the sale and transfer of the purchased assets to Purchaser as hereinabove provided;

     (c) assign, transfer and deliver to Purchaser such of the following records pertaining to the deposit liabilities to be assumed by Purchaser as exist and are available in whatever form or medium is maintained by Seller:

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         (i)signature cards, orders, night deposit agreements,
     borrower resolutions and other contracts between Seller and Offices'depositors, and records of similar character;

        (ii)deposit slips and cancelled checks or withdrawal orders representing charges to depositors; and

       (iii)records of accounts;

     (d) assign, transfer and deliver to Purchaser all collateral security of any nature whatsoever held by Seller as collateral for the Outstanding Loans; and

     (e) assign, transfer and deliver to Purchaser such loan files and records (in whatever form or medium is maintained by Seller) as may pertain to the Outstanding Loans.

     2.17  CERTAIN TRANSITIONAL MATTERS.  Following the Closing
Date:

     (a) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

     (b) If any of such depositors, instead of accepting the obligation of Purchaser to pay the deposit liabilities assumed, shall demand payment from Seller for all or any part of any such assumed deposit liabilities, Seller shall not be liable or responsible for making such payments; provided if Seller pays the same, Purchaser agrees to reimburse Seller for any such payments or charges. Seller and Purchaser shall make appropriate arrangements, including but not limited to the transfer by Seller to Purchaser of banking industry routing numbers, to provide for settlement by Purchaser of checks, returns and other items which are presented after the Closing Date and which are drawn on or chargeable to accounts which have been assumed by Purchaser. In addition, subsequent to regulatory approval, Seller will notify its affected customers by letter of the pending assignment of Seller's deposit accounts to Purchaser, which notice shall be at Seller's cost and expense.

     (c) Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Closing Date which are returned to Seller after the Closing Date. Seller may charge this

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settlement account established by Purchaser hereunder in the amount of any such item(s).

     (d)  If the balance due on any loan purchased pursuant to
SECTION 2.2 has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

     2.18 INDEMNIFICATION BY SELLER. Seller shall indemnify, hold harmless and defend Purchaser from and against all losses and liabilities, including reasonable attorneys'fees and expenses, arising out of:

     (a) any actions, suits or proceedings commenced prior to the Closing Date (other than proceedings to prevent or limit the consummation of this transaction) relating to Seller or the Offices;

     (b) any actions, suits or proceedings commenced on or after the Closing Date but which relate to operations of Seller or the Offices prior to the Closing Date;

     (c) any breaches of warranty made or deemed made by Seller in this Agreement or any other agreement, document, instrument or certificate delivered pursuant hereto;

     (d) any representation, statement, certificate or other information made or deemed made by Seller in this Agreement or any other agreement, document, instrument or certificate delivered or made pursuant hereto that shall prove to have been incorrect in any material respect when made or deemed made; or

     (e) any violation of any applicable statute or regulation for the protection of the environment, and/or breach of the representations in SECTION 3.11, which occurs upon the Seller Real Property prior to the Closing Date regardless of when such violation is discovered, or by reason of the imposition of any governmental lien for the recovery of environmental clean up cost expended by reason of such violation. To the extent that Purchaser is strictly liable under any such statute, Seller's obligations to Purchaser under this indemnity shall likewise be without regard to fault on the part of Seller with respect to the violation of law which results in liability to Purchaser.

Seller acknowledges that its obligations under this SECTION 2.18 shall survive the Closing Date.

     2.19 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, hold harmless and defend Seller from and against all losses and

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liabilities, including reasonable attorneys'fees and expenses, arising out of:

     (a) any actions, suits or proceedings commenced on or prior to the Closing Date (other than proceedings to prevent or limit the consummation of this transaction) relating to Purchaser;

     (b) any actions, suits or proceedings commenced after the Closing Date but which relate to operations of the Offices by Purchaser after the Closing Date;

     (c) any breaches of warranty made or deemed made by Purchaser in this Agreement or any other agreement, document, instrument or certificate delivered pursuant hereto;

     (d) any representation, statement, certificate or other information made or deemed made by Purchaser in this Agreement or any other agreement, document, instrument or certificate delivered pursuant hereto that shall prove to have been incorrect in any material respect when made or deemed made; or

     (e) any violation of any applicable statute or regulation for the protection of the environment, and/or breach of the representations in SECTION 4.5, which occurs upon the Purchaser Real Property prior to the Closing Date regardless of when such violation is discovered, or by reason of the imposition of any governmental lien for the recovery of environmental clean up cost expended by reason of such violation. To the extent that Seller is strictly liable under any such statute, Purchaser's obligations to Seller under this indemnity shall likewise be without regard to fault on the part of Purchaser with respect to the violation of law which results in liability to Seller.

Purchaser acknowledges that its obligations under this SECTION 2.19 shall survive the Closing Date.

     2.20 PRO RATA ADJUSTMENT OF EXPENSES. All rents, utility payments and similar expenses relating to the physical plant of the Offices and the Purchaser Office and the FDIC premium and other expenses relating to the deposit or other liabilities assumed or assets acquired by Purchaser shall be prorated between the parties as of the Closing Date.


      ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Closing Date for a period of three (3) years:

     3.1 CORPORATE ORGANIZATION. Seller is a banking institution duly organized, validly existing and in good standing under the

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laws of the State of North Carolina.  Seller has the corporate power and authority to own its properties, to carry on its business as presently conducted, and to effect this transaction.

     3.2 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of this transaction, will violate or conflict with (a) the Charter or By-laws of Seller, (b) any provisions of any agreement or any other restriction of any kind to which Seller is a party or by which Seller is bound, or (c) any statute, law, decree, regulation or order of any governmental authority, once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Seller is a party.

     3.3 CORPORATE AUTHORITY. The execution and delivery of this Agreement, and the consummation of this transaction, have been duly authorized by the Board of Directors of Seller. No further corporate authorization on the part of Seller is necessary to consummate the transactions contemplated hereunder, except that Seller must obtain the approval of its shareholders through a shareholder vote or other authorized means.

     3.4 INFORMATION. The financial and other information provided or to be provided to Purchaser in connection with this transaction, including all financial statements, the Balance Sheet, all loan files, and the like, in whatever form contained, is accurate and correct in all material respects as of the dates reflected therein.

     3.5 TITLE TO PROPERTIES. Seller has good title to all real and personal property to be conveyed to Purchaser hereunder and such property shall be conveyed to Purchaser free and clear of all liens and encumbrances.

     3.6 CONDITION AND ADEQUACY OF ASSETS. The Assets are in good and marketable condition, and such assets consist of all of the assets necessary for the operation of the Offices.

     3.7 ADEQUACY OF LOAN LOSS ALLOWANCE. The loan loss allowance as listed on Seller's financial statements and the Balance Sheet is sufficient and adequate pursuant to, and in accordance with, prudent banking practices.

     3.8 TAXES. Seller is not delinquent in the payment of any taxes or fees that have been levied or assessed by any governmental or regulatory authority against it or its assets. Seller has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and

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sufficient reserves therefor established on Seller's financial statements and on the Balance Sheet.

     3.9  COMPLIANCE WITH LAWS.  Except as disclosed on EXHIBIT
3.9, Seller is in full compliance with all applicable laws, statutes and governmental regulations that relate to Seller or its operations.

     3.10 LITIGATION. There is no litigation pending or threatened against Seller or otherwise arising out of Seller's operations, and there is no litigation or other proceeding pending or threatened that would affect the ability of Seller or Purchaser to consummate this Agreement or any part thereof.

     3.11 NO DEFAULT. No default or event of default (as defined under any agreement to which Seller is a party) has occurred and is continuing.

     3.12  ENVIRONMENTAL MATTERS.  To the best of Seller's
knowledge, as of the date of this Agreement: (1) the Seller Real Property does not contain any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are used in the
Resource Conservation and Recovery Act (42 U.S.C.A.    6901 et seq.),
the Comprehensive Environmental Response, Compensation and
Liability Act of 1980 (42 U.S.C.A.    9601 et seq.), the Hazardous
Materials Transportation Act (49 U.S.C.A.    1801 et seq.), the Toxic
Substances Control Act (15 U.S.C.A.    2601 et seq.), the Clean Air
Act (42 U.S.C.A.    7401 et seq.), and the Clean Water Act (33
U.S.C.A.    1251 et seq.), or in any amendments thereto, or any
regulations promulgated pursuant thereto, or in any applicable state or local law, regulation or ordinance; (2) the Seller Real Property is not subject to federal, state or local regulations or liability because of the presence of stored, leaked, spilled or disposed petroleum products, waste materials or debris, "PCB's" or
PCB items (as defined in 40 C.F.R.   761.3), underground storage
tanks, "asbestos" (as defined in 40 C.F.R.   763.63) or the past or
present accumulation, treatment, storage, disposal, spillage or leakage of any dangerous, hazardous or toxic substance as defined in or regulated by any federal, state or local laws, regulations or orders; (3) no portion of the Seller Real Property is filled land; and (4) no condition exists which is or may be characterized by any federal, state or local government or agency as an actual or potential threat or danger to public health or the environment. Seller further represents and warrants to Purchaser that the Seller Real Property shall be maintained through the Closing Date in the condition represented and warranted above.

     3.13 EMPLOYMENT CONTRACTS. Seller has no employment contracts other than those listed on EXHIBIT 3.13. Purchaser will have no liability with respect to any employment contract to which

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Seller is a party or otherwise with respect to any of Seller's employees.

     3.14 FINDERS OR BROKERS. Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against any party hereto for any brokerage commission or finder's fee or other like payment.


     ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Closing Date for a period of three (3) years:

     4.1 CORPORATE ORGANIZATION. Purchaser is a banking institution duly organized, validly existing and in good standing under the laws of the State of North Carolina. Purchaser has the corporate power and authority to own its properties, to assume the liabilities being transferred, and to effect this transaction.

     4.2 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of this transaction, will violate or conflict with (a) the Charter or By-laws of Purchaser, (b) any provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound, or (c) any statute, law, decrees, regulation or order of any governmental authority once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Purchaser is a party.

     4.3 CORPORATE AUTHORITY. The execution and delivery of this Agreement, and the consummation of this transaction, have been duly authorized by the Board of Directors of Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

     4.4 TITLE TO PROPERTIES. Purchaser has good title to all real and personal property to be conveyed to Seller hereunder and such property shall be conveyed to Seller free and clear of all liens and encumbrances.

     4.5 ENVIRONMENTAL MATTERS. To the best of Purchaser's knowledge, as of the date of this Agreement: (1) the Purchaser Real Property does not contain any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are used in the
Resource Conservation and Recovery Act (42 U.S.C.A.    6901 et seq.),
the Comprehensive Environmental Response, Compensation and
Liability Act of 1980 (42 U.S.C.A.    9601 et seq.), the Hazardous
Materials Transportation Act (49 U.S.C.A.    1801 et seq.), the Toxic
Substances Control Act (15 U.S.C.A.    2601 et seq.), the Clean Air
Act (42 U.S.C.A.    7401 et seq.), and the Clean Water Act (33
U.S.C.A.    1251 et seq.), or in any amendments thereto, or any
regulations promulgated pursuant thereto, or in any applicable state or local law, regulation or ordinance; (2) the Purchaser Real Property is not subject to federal, state or local regulations or liability because of the presence of stored, leaked, spilled or disposed petroleum products, waste materials or debris, "PCB's" or
PCB items (as defined in 40 C.F.R.   761.3), underground storage
tanks, "asbestos" (as defined in 40 C.F.R.   763.63) or the past or
present accumulation, treatment, storage, disposal, spillage or leakage of any dangerous, hazardous or toxic substance as defined in or regulated by any federal, state or local laws, regulations or orders; (3) no portion of the Purchaser Real Property is filled land; and (4) no condition exists which is or may be characterized by any federal, state or local government or agency as an actual or potential threat or danger to public health or the environment. Purchaser further represents and warrants to Seller that the Purchaser Real Property shall be maintained through the Closing
Date in the condition represented and warranted above.

     4.6 FINDERS OR BROKERS. Purchaser has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Purchaser directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or finder's fee or like payment.


    ARTICLE 5.  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

     From and after the date hereof until the Closing Date:

     5.1 ACTIVITY IN THE ORDINARY COURSE. Seller shall carry on the business of Seller and the Offices substantially in the same manner as heretofore so as to maintain the goodwill of its customers and employees, with no material adverse change in the operations, performance, financial condition or management of Seller. Without limiting in any way the foregoing, Seller covenants that it will not change its rates for deposits and loans in a way that is materially different from the current relationship of such rates to market rates.

     5.2 NOTICE TO PURCHASER. Seller shall not, without providing written notice to Purchaser prior to consummation, (a) make any new loan or loan commitment of greater than or equal to $100,000; (b) make any capital expenditure of $10,000, or (c) take any other action not in the ordinary course of business.

     5.3 APPROVAL BY PURCHASER. Seller shall not, without written approval of Purchaser, sell (a) any real estate, loans, securities, deposits, or a material amount of equipment or fixtures, or (b) any other assets outside the ordinary course of its business; provided, however, Seller may sell the assets related to the Maxton Office to Lumbee Guaranty Bank pursuant to the terms of a Letter of Intent dated February 28, 1995 between Seller and Lumbee Guaranty Bank as amended on July 13, 1995.


               ARTICLE 6.  OBLIGATIONS OF PARTIES
                 PRIOR TO AND AFTER CLOSING DATE

     6.1 FULL ACCESS. Seller shall afford to the officers and authorized representatives of Purchaser access to the properties, books, and records pertaining to Seller in order that Purchaser may have full opportunity to make investigations, at reasonable times without substantially interfering with Seller's normal business and operations, of the affairs of Seller relating to the Offices, and the officers of Seller shall furnish Purchaser with such additional financial and operating data and other information as to its business and properties at the Offices as Purchaser may, from time to time, request, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction.

     6.2 REQUIREMENTS OF REGULATORY AUTHORITIES. Seller shall, as soon as is practicable, notify the proper regulatory authorities of its intent to terminate operation of the Offices and to consummate this transaction and thereafter shall (i) comply with the normal and usual requirement imposed by such authorities applicable to effectuate this transaction, and (ii) use its good faith efforts to obtain any required permission of such regulatory authorities to cease operating the Offices.

     6.3 APPLICATION FOR APPROVAL TO EFFECT PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES. Purchaser shall, within twenty-five
(25) days following the execution of this Agreement, prepare and file an application, as required by law, to the appropriate federal and/or state regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish a branch at the locations of the Offices, and to effect in all other respects the transaction(s) contemplated herein. Purchaser agrees to process the application(s) in a diligent manner and to provide Seller with a copy of the application(s) as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. Purchaser agrees to promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied.

     6.4 FURTHER APPROVALS. The parties hereto agree to execute and deliver such instruments and to take such other actions as the other party may reasonably require in order to carry out the intent of the Agreement. Seller agrees to give such bills of sale, deeds, acknowledgements and other instruments of conveyance and transfer as shall be necessary and appropriate to convey to Purchaser all of Seller's right, title and interest in and to the Assets, Outstanding Loans and to any collateral to be transferred and the liens in connection therewith. Purchaser shall be responsible for the costs of all title examinations, titling fees, surveys, attorneys'fees and expenses (excluding those of Seller's counsel), recording costs, transfer fees and other expenses in connection the transfer of with the Assets and Outstanding Loans. Seller shall be responsible for the costs of all title examinations, titling fees, surveys, attorneys'fees and expenses (excluding those of Purchaser's counsel), recording costs, transfer fees, and other expenses in connection with the transfer of the Purchaser Real Property.

     6.5 SHAREHOLDER APPROVAL. As soon as possible after the execution of this Agreement, but in any event within thirty (30) days after the execution of this Agreement, Seller will procure the approval of its shareholders, by means of a shareholder vote or other authorized means, of this Agreement, all other agreements to be executed by Seller pursuant hereto, and the transaction contemplated by this Agreement.

     6.6 INSURANCE. Effective as of the Closing Date, Seller will discontinue its insurance coverage maintained in connection with the Offices and the activities conducted thereon.

     6.7 RECEIPTS AFTER CLOSING. Purchaser agrees that any money collected on account of a loan not transferred to Purchaser will be paid promptly to Seller.

     6.8 OTHER OFFERS. From the date hereof until the Closing Date, neither Seller nor any of its shareholders, directors, officers or agents shall discuss or otherwise entertain any other offers to acquire the stock, assets or liabilities of the Offices, nor will any such offers be solicited or encouraged, unless Purchaser shall have first terminated this Agreement pursuant to the terms hereof.

     6.9 MONTHLY SCHEDULES. As soon as practicable after the end of each month from the date hereof until the Closing Date, Seller will provide Purchaser schedules of (i) the Deposit Liabilities,

(ii) the Outstanding Loans with allocation of the loan loss allowance, (iii) the letters of credit liabilities of Seller, and
(iv) the unfunded loan commitments of Seller.

        ARTICLE 7.  CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligation of Purchaser to complete the transactions provided for in this Agreement are conditioned upon fulfillment, at or before the Closing Date, of each of the following conditions:

     7.1 PURCHASER SATISFACTION. Purchaser's obligation to consummate the transaction is conditioned upon Purchaser's satisfaction, in its sole discretion, with the results of its review of Seller, including a review of financial statements, audits, loan documentation, condition of real estate and personal property, environmental audit, compliance with laws and regulations, valuations of assets, including OREO, adequacy of loan loss allowance, and other aspects of Seller's business.

     7.2 SELLER DEPOSITS AND LOANS. Purchaser's obligations to consummate the transaction are further subject to the fulfillment of the following conditions regarding the Offices as of the Closing
Date:

         (a)core deposits (non-interest bearing DDA, NOW, money market, and savings accounts) shall be at least $9,780,000;

         (b)total performing Outstanding Loans (Outstanding
     Loans on an accrual basis and not more than 90 days past due) shall be at least $9,150,000; and

         (c)total deposits, excluding certificates of deposit in excess of $100,000, shall be at least $13,605,000.

     7.3 SCHEDULES OF DEPOSITS LIABILITIES AND OUTSTANDING LOANS; NO MATERIAL CHANGE. Purchaser shall have received schedules of the Deposit Liabilities and the Outstanding Loans as of the Closing Date and Purchaser, in its sole discretion, shall be satisfied that there is no material change in the amounts of the Deposit Liabilities and the Outstanding Loans from the Balance Sheet.

     7.4 RELATED DOCUMENTS. Purchaser shall have received a duly executed copy of the following in form and substance satisfactory to Purchaser: (a) the Smith Agreement, (b) the Building Lease Agreement, (c) the Escrow Agreement, and (d) all other bills of sale, deeds, and other instruments and documents necessary for the consummation of the transactions described herein.

     7.5 REPRESENTATION AND WARRANTIES TRUE. The representations and warranties made by Seller in this Agreement shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to in writing by Purchaser.

     7.6 OBLIGATIONS PERFORMED. Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     7.7 SHAREHOLDER APPROVAL. The shareholders of Seller shall have approved this Agreement and all other agreements entered into pursuant hereto by means of a shareholder vote or some other authorized means.

     7.8 NO ADVERSE LITIGATION. On the Closing Date, no action, suit, investigation or proceeding shall be pending or threatened against Seller which might reasonably be expected to (a) materially and adversely affect the business, properties and assets of Seller or the Offices, or (b) materially and adversely affect this transaction.

     7.9 CERTIFICATE OF COMPLIANCE; NO MATERIAL ADVERSE CHANGE. Seller shall have delivered to Purchaser a certificate of its Chairman and President, dated the Closing Date, certifying (a) to the fulfillment of all of the foregoing conditions, and (b) that there has been no material adverse change in the financial condition of Seller from the date of the Balance Sheet or other financial statements delivered pursuant to SECTION 2.5 to the Closing Date.

     7.10 REGULATORY APPROVAL. Purchaser shall have received from the appropriate regulatory authorities approval (a) of the transaction(s) contemplated herein, and (b) to operate the Offices.

     7.11 BOARD OF DIRECTORS APPROVAL.  The board of directors of
Purchaser shall have approved this Agreement and all other agreements entered into pursuant hereto by means of a resolution or some other authorized means.


         ARTICLE 8.  CONDITIONS TO SELLER'S OBLIGATIONS

     The obligation of Seller to complete the transactions provided for in this Agreement are conditioned upon fulfillment, at or before the Closing Date, of each of the following conditions:

     8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

     8.2 NO ADVERSE LITIGATION. On the Closing Date, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated thereunder.

     8.3 ESCROW AGREEMENT. Seller shall have received a duly executed copy of the Escrow Agreement.

     8.4 CERTIFICATE OF COMPLIANCE. Purchaser shall have delivered to Seller a certificate of its President, dated the Closing Date, certifying to the fulfillment of all of the foregoing conditions.

     8.5  REGULATORY APPROVAL.

     (a) The appropriate party shall have received all necessary regulatory approvals to cease operating the Offices, if such approval is necessary, and all notice and waiting periods required by law to pass after the granting of such approval shall have passed and no proceeding to enjoin, restrain, prohibit or invalidate such sale.

     (b) Purchaser shall have received from the appropriate regulatory authorities approval (i) of the transaction(s) contemplated herein, and (ii) to operate the Offices.


                     ARTICLE 9.  TERMINATION

     9.1 METHODS OF TERMINATION. This Agreement may be terminated in any of the following ways:

     (a) at any time on or prior to the Closing Date by the mutual consent in writing of Purchaser and Seller;

     (b) on the Closing Date, by Purchaser in writing if the conditions set forth in Article 7 of this Agreement shall not have been met or waived in writing by Purchaser;

     (c) on the Closing Date, by Seller in writing if the conditions set forth in Article 8 of this Agreement shall not have been met by Purchaser or waived in writing by Seller;

     (d) at any time on or prior to the Closing Date, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of thirty
(30) days after the giving of notice to the breaching party of such breach or the Closing Date; and

     (e) by Purchaser or Seller in writing at any time after any of the regulatory authorities has denied approval of the sale of the Offices or any application of Purchaser for approval of the transaction(s) contemplated herein.

     9.2 PROCEDURE UPON TERMINATION. In the event of termination pursuant to SECTION 9.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

     (a) each party will return all documents, work papers and other materials of the other party relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

     (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

     9.3  LIABILITIES FOR BREACHES AND DEFAULTS.  Nothing in this
Article 9 shall be construed to in any way release or absolve a party terminating the Agreement from liability for any breach or default of any provision of this Agreement or any agreement entered into pursuant hereto.


              ARTICLE 10.  MISCELLANEOUS PROVISIONS

     10.1 AMENDMENT AND MODIFICATION. The parties hereto, by mutual consent of their duly authorized officers may amend, modify and supplement this Agreement only in such manner as may be agreed upon by them in writing.

     10.2 WAIVER OR EXTENSION. Either party, by written instrument signed by its Chairman or President, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties in any document delivered by the other party pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts required of the other party contained herein.

     10.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Closing Date, by either of the parties hereto without the prior written consent of the other.

     10.4 SEVERABILITY. If any court determines that any provision of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portion or portions.

     10.5 PAYMENT OF EXPENSES. Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. Except as otherwise provided herein, any expenses, fees and costs necessary for any approvals of the appropriate federal and/or state regulatory authorities or for any notice to depositors of the assumption of deposit liabilities provided for in this Agreement shall be paid by Purchaser.

     10.6 ADDRESSES FOR NOTICE, ETC. All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing (including telecopy communication) and mailed (by registered or certified mail) or telecopied or delivered to the applicable party at the address indicated below:

     If to Seller:           First Scotland Bank
                             10 Cochrane Circle
                             Pinehurst, North Carolina  28374
                             Attn:  E. W. Davis, Jr.
                             telephone - (910) 692-0812
                             facsimile - (910) 692-9657

     If to Purchaser:        First Bank
                             Post Office Box 508
                             Troy, North Carolina  27371
                             Attn:  James A. Gunter
                             telephone - (910) 576-6171
                             facsimile - (910) 576-1070

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

     10.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

     10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North
Carolina.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.


                                   FIRST SCOTLAND BANK


                                   By:    \s\ David S. Jones
                                          ------------------
                                   Title:  President
                                          ------------------


                                   By:    \s\ E.W. Davis, Jr.
                                          ------------------
                                   Title:  Chairman
                                          ------------------


                                   FIRST BANK


                                   By:    \s\ James A. Gunter
                                          ------------------
                                   Title:  President and C.E.O.
                                          ------------------